Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

ATLAS ENERGY, L.P.

ATLAS ENERGY GP, LLC

AND

ATLAS ENERGY GROUP, LLC

DATED AS OF FEBRUARY 26, 2015

-i-

6.5	Limitations of Liability	45
6.6	Other Agreements Providing for Exchange of Information	45
6.7	Production of Witnesses; Records; Cooperation	45
6.8	Privileged Matters	46
6.9	Confidentiality	49
6.10	Protective Arrangements	50

ARTICLE VII DISPUTE RESOLUTION		50

7.1	Good-Faith Negotiation	50
7.2	Mediation	51
7.3	Arbitration	51
7.4	Litigation and Unilateral Commencement of Arbitration	52
7.5	Conduct During Dispute Resolution Process	53

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		53

8.1	Further Assurances	53
8.2	Treatment of Payments for Tax Purposes	54
8.3	Post-Effective Time Conduct	54
8.4	Net Worth Requirement	54

ARTICLE IX TERMINATION		55

9.1	Termination	55
9.2	Effect of Termination	55

ARTICLE X MISCELLANEOUS		55

10.1	Counterparts; Entire Agreement; Authorization	55
10.2	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	56
10.3	Assignability	56
10.4	Third-Party Beneficiaries	57
10.5	Notices	57
10.6	Severability	58
10.7	Force Majeure	58
10.8	No Set-Off	59
10.9	Publicity	59
10.10	Expenses	59
10.11	Headings	59
10.12	Survival of Covenants	59
10.13	Waivers of Default	60
10.14	Specific Performance	60
10.15	Amendments	60
10.16	Interpretation	60
10.17	Limitations of Liability	61
10.18	Performance	61
10.19	Mutual Drafting	61

-ii-

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of February 26, 2015 (this “Agreement”), is by and among Atlas Energy, L.P., a Delaware limited partnership (“Parent”), Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), and Atlas Energy Group, LLC, a Delaware limited liability company (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent GP (the “GP Board”) has determined that it is in the best interests of Parent and its unitholders to create a new publicly traded company that shall operate the Transferred Business;

WHEREAS, in furtherance of the foregoing, the GP Board has determined that it is appropriate and desirable to separate the Transferred Business from the Retained Business (the “Separation”) and, following the Separation, distribute to holders of Parent Common Units as of the close of business on the Record Date, by means of a pro rata distribution, SpinCo Common Units representing limited liability company interests in SpinCo, on the basis of a number of SpinCo Common Units equal to the Distribution Ratio for every one Parent Common Unit (the “Distribution”);

WHEREAS, SpinCo is currently a wholly owned Subsidiary of Parent and the general partner of Atlas Resources Partners, L.P., a Delaware limited partnership (“Atlas Resource Partners” or “ARP”);

WHEREAS, Parent has entered into a Merger Agreement dated as of October 13, 2014, by and among Parent, Parent GP, Targa Resources Corp., a Delaware corporation (“TRGP”), and Trident GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of TRGP (“TRGP Merger Sub”) (such agreement as it may be amended from time to time, the “Merger Agreement”), pursuant to which TRGP Merger Sub will merge with and into Parent (the “Merger”), with Parent surviving the Merger as a wholly owned subsidiary of TRGP pursuant to the terms and conditions set forth therein; and

WHEREAS, each of the Parties has determined that it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship among the parties and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean the Employee Matters Agreement and the Transfer Documents.

“APL Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of August 28, 2014, among Atlas Pipeline Partners, the guarantors therein, Wells Fargo Bank, National Association, and the other banks party thereto, as amended.

“APL Notes” (a) 6 5/8% Senior Notes due 2020, issued pursuant to the Indenture, dated as of September 28, 2011, among Atlas Pipeline Partners and Atlas Pipeline Finance Corporation, as issuers, the subsidiaries named therein, as subsidiary guarantors, and U.S. Bank National Association, as trustee; (b) 5 7/8% Senior Notes due 2023, issued pursuant to the Indenture, dated as of February 11, 2013, among Atlas Pipeline Partners and Atlas Pipeline Finance Corporation, as issuers, the subsidiaries named therein, as subsidiary guarantors, and U.S. Bank National Association, as trustee; and (c) 4.75% Senior Notes due 2021, issued pursuant to the Indenture, dated as of May 10, 2013, among Atlas Pipeline Partners and Atlas Pipeline Finance Corporation, as issuers, the subsidiaries named therein, as subsidiary guarantors, and U.S. Bank National Association, as trustee.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Atlas Pipeline Partners” or “APL” shall mean Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Atlas Pipeline GP” shall mean Atlas Pipeline Partners GP, LLC, a Delaware limited liability corporation, a wholly owned Subsidiary of Parent, and the general partner of Atlas Pipeline Partners.

“ATLAS Name and ATLAS Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “ATLAS,” “ATLS,” “ARP,” “AGP,” and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, together with the goodwill associated with any of the foregoing.

“Contract” shall mean any agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument or other commitment, obligation, arrangement or understanding, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“CPR Arbitration Procedure” shall have the meaning set forth in Section 7.3(a).

“CPR Mediation Procedure” shall have the meaning set forth in Section 7.2.

“Delayed Retained Asset” shall have the meaning set forth in Section 2.4(g).

“Delayed Retained Liability” shall have the meaning set forth in Section 2.4(g).

“Delayed Transferred Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Assumed Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean the Form 10 or the Information Statement.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall have the meaning set forth in Section 3.4(a). “Distribution Date” shall mean the date of the consummation of the Distribution, which shall occur on the Merger Closing Date.

“Distribution Ratio” shall mean a number as determined by the GP Board.

“Distributed Cash Amount” shall mean an amount of cash equal to all cash received by Parent in respect of distributions from any Subsidiary of Parent (other than from a Retained Entity), including from any Transferred Entity, during the period commencing on the record date for the last cash distribution by Parent to the Parent unitholders prior to Distribution Date and ending on the Distribution Date.

“Effective Time” shall mean the time immediately before the Merger Effective Time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement and in substantially the form attached as Exhibit A hereto.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equity Award Plans” shall mean the ATLS Equity Plans and APL Equity Plans, each as defined in the Employee Matters Agreement.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Extinguished Employment Agreements” shall mean those employment agreements with the individuals whose names are set forth on Schedule 2.3 of the Employee Matters Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Common Units pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“GP Board” shall have the meaning set forth in the Preamble.

“Group” shall mean either the Parent Group or the SpinCo Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Hydrocarbons” shall mean crude oil, natural gas condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced, processed or associated therewith.

“Indebtedness Payment” shall mean the amount of cash delivered by TRGP to Parent pursuant to Section 7.21(a) of the Merger Agreement in respect of the repayment of a portion of Parent’s outstanding indebtedness under the Parent Credit Agreements.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or consultants or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, cost information, sales and pricing data, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, and facility and well records; provided, that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Parent Common Units in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“Law” shall mean any national, supranational, federal, state, provincial, tribal, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or Order award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, promise, release, warranty or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.7(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Closing Date” shall have the meaning assigned to the term Closing Date in the Merger Agreement.

“Merger Effective Time” shall have the meaning assigned to the term “Effective Time” in the Merger Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Oil and Gas Contracts” shall mean any of the following Contracts to which Parent or other member of the Parent Group is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out Contracts, area of mutual interest Contracts, joint venture Contracts, development Contracts, production sharing Contracts, operating Contracts, unitization and pooling Contracts and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales Contracts, exchange Contracts, gathering and processing Contracts, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder).

“Oil and Gas Interests” shall mean (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or unitized; (d) all Oil and Gas Contracts; (e) surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, surface use Contracts, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (g) all rights and interests in, under, or derived from unitization and pooling Contracts in effect with respect to clauses (a) and (c) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (h) all interests in machinery, Equipment (including Wells, well equipment and machinery), inventory, oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Lease” shall mean all leases, subleases, licenses or other occupancy or similar Contracts under which Parent or any other member of the Parent Group leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Oil and Gas Interests.

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, stipulation or settlement, whether civil, criminal or administrative and whether formal or informal.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.8(a).

“Parent Common Units” shall mean the common units representing the limited partnership interests of Parent.

“Parent Credit Agreements” shall mean the Amended and Restated Credit Agreement, dated as of July 31, 2013, among Parent, the lenders party thereto and Wells Fargo, National Association, as administrative agent and the Secured Term Loan Credit Agreement, dated as of July 31, 2013, among Parent, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“Parent GP” shall have the meaning set forth in the Preamble.

“Parent Group” shall mean: (a) as of and prior to the Effective Time, Parent, Parent GP and each Person that is a wholly owned Subsidiary of Parent prior to the Effective Time; and (b) after the Effective Time, Parent, Parent GP and each Person that is a Subsidiary of Parent after the Effective Time (it being understood that SpinCo and the Transferred Entities that are wholly owned Subsidiaries of Parent shall be members of the Parent Group prior to the Effective Time, but shall not be members of the Parent Group after the Effective Time).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date set by the GP Board as the record date for determining the holders of Parent Common Units entitled to receive SpinCo Common Units pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Common Units as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Retained Assets” shall have the meaning set forth in Section 2.2(b).

“Retained Business” shall mean (a) the business, operations and activities of the “APL” operating segment (as described in the Parent’s annual report on Form 10-K for the year ended December 31, 2013) conducted at any time prior to the Effective Time by Parent and any other Person that is a member of the Parent Group prior to the Effective Time, including owning and operating Atlas Pipeline GP, and (b) any terminated, divested or discontinued businesses, operations and activities, at the time of termination, divestiture or discontinuation, to the extent related to the business, operations or activities described in clause (a) as then conducted.

“Retained Claims” shall mean claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of Parent or any other member of the Parent Group to the extent attributable to the Retained Business.

“Retained Contracts” shall mean the following Contracts to which Parent or any other member of the Parent Group is a party or by which it or any of its respective Assets is bound, whether or not in writing:

(a) (i) any Contract entered into prior to the Effective Time that is exclusively related to the Retained Business and (ii) with respect to any Contract entered into prior to the Effective Time that relates to the Retained Business but is not exclusively related to the Retained Business, that portion of any Contract that relates to the Retained Business;

(b) the Omnibus Agreement, dated as of July 26, 2006, by and among Parent, Parent GP and Atlas Pipeline Partners, as it may be amended or modified from time to time;

(c) the APL Credit Agreement and the APL Notes;

(d) any guarantee, indemnity, representation, covenant or warranty of either Party or any member of its Group in respect of any other Retained Contract, any Retained Liability or the Retained Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or similar Contracts with any Retained Employee or consultants of the Parent Group primarily dedicated to the Retained Business other than the Equity Award Plans and the Extinguished Employment Agreements;

(f) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by Parent or any member of the Parent Group;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements to the extent relating primarily to the Retained Business or entered into by or on behalf of any division, business unit or member of the Parent Group (in the case of Parent, solely in respect of the Retained Business and only to the extent related thereto);

(h) any vendor Contracts with a Third Party pursuant to which such Third Party provides information technology, human resources or financial services to either Party or any member of its Group to the extent used in the Retained Business as of the Effective Time; and

(i) any Contracts listed on Schedule 1.2.

“Retained Employee” shall mean any individual employed or formerly employed by Parent or any other member of the Parent Group who was primarily dedicated to the operation of the Retained Business. A list of Retained Employees as of the date hereof is listed on Schedule 1.3.

“Retained Entities” shall mean Parent GP, Atlas Pipeline GP, Atlas Pipeline Partners and any Subsidiary of Atlas Pipeline Partners.

“Retained Equipment” shall mean any Equipment of Parent or any other member of the Parent Group that is dedicated primarily to the Retained Business.

“Retained Indemnification Rights” shall mean rights of Parent or any other member of the Parent Group to indemnities and releases from Third Parties to the extent related to the Retained Business.

“Retained Information” shall mean all Information that is primarily related to the Retained Business.

“Retained Insurance Policies” shall mean all casualty, fire, liability and any other insurance policies held in the name of Parent or any other member of Parent Group primarily related to the Retained Business or held in the name of the Retained Entities and any agreements related to or in connection with such policies.

“Retained Liabilities” shall have the meaning set forth in Section 2.3(b).

“Retained Permits” shall mean all Permits owned or licensed by Parent or any other member of the Parent Group primarily used or primarily held for use in the Retained Business.

“Retained Real Property Leases” shall mean the Real Property leases of Parent and any other member of the Parent Group primarily used or primarily held for use in the Retained Business and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Retained Software” shall mean all Software owned or licensed by Parent or any other member of the Parent Group primarily used or primarily held for use in the Retained Business.

“Retained Technology” shall mean all Technology owned or licensed by Parent or any other member of the Parent Group primarily used or primarily held for use in the Retained Business.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.7(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Payment” shall mean the amount of cash delivered by TRGP to Parent pursuant to Section 7.21(b) of the Merger Agreement.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.8(a).

“SpinCo Balance Sheet” shall mean the unaudited combined balance sheet of SpinCo and its Subsidiaries, as set forth in the Information Statement.

“SpinCo Common Units” shall mean the common units representing the limited liability company interests of SpinCo.

“SpinCo Group Employees” shall mean any individual employed or formerly employed by Parent or any other member of the Parent Group other than a Retained Employee.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that is a wholly owned Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo, including the Transferred Entities.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of SpinCo in the form approved by Parent prior to the Distribution Date.

“SpinCo Transfer Agent” shall mean the transfer agent and registrar for SpinCo Common Units.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes; (b) any interest, penalties or additions attributable thereto; and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Assets” shall have the meaning set forth in Section 2.2(a).

“Transferred Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by Parent or any other Person that is a member of the Parent Group prior to the Effective Time, other than the Retained Business (it being understood that Transferred Business shall include (a) the business, operations and activities of the “ARP” and “corporate and other” operating segments (as described in the Parent’s annual report on Form 10-K for the year ended December 31, 2013) conducted at any time prior to the Effective Time by Parent and any other Person that is a member of the Parent Group prior to the Effective Time, including owning and operating SpinCo, and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, to the extent related to the business, operations or activities described in clause (a) as then conducted).

“Transferred Contracts” shall have the meaning set forth in Section 2.2(a)(ii).

“Transferred Entities” shall mean the entities set forth on Schedule 1.5.

“Transferred Equipment” shall have the meaning set forth in Section 2.2(a)(ix).

“Transferred Information” shall have the meaning set forth in Section 2.2(a)(x).

“Transferred IT and IP” shall have the meaning set forth in Section 2.2(a)(vi).

“Transferred Oil and Gas Interests” shall have the meaning set forth in Section 2.2(a)(iii).

“Transferred Permits” shall have the meaning set forth in Section 2.2(a)(vii).

“Wells” shall mean oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Interest, together with all Hydrocarbons from such wells.

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time, but in any case, prior to the Distribution:

(i) Transfer and Assignment of Transferred Assets. Parent shall, and shall cause the applicable members of the Parent Group as of prior to the Effective Time to, contribute, assign, transfer, convey and deliver to SpinCo or any member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group shall accept from Parent and such applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the Transferred Assets, other than the Transferred Assets held by SpinCo (it being understood that if any Transferred Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such Transferred Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity held by Parent or the applicable members of the Parent Group to SpinCo or such member of the SpinCo Group);

(ii) Acceptance and Assumption of Assumed Liabilities. SpinCo and the applicable member of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all the Assumed Liabilities in accordance with their respective terms. SpinCo and such members of the SpinCo Group shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Assumed Liabilities are asserted or determined (including any Assumed Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Retained Assets. In the event that SpinCo or any of the Transferred Entities shall hold any Retained Assets, Parent or SpinCo shall cause SpinCo and such Transferred Entities to contribute, assign, transfer, convey and deliver to Parent or another Person designated by Parent that will be a member of the Parent Group after the Effective Time, and Parent or such other members of the Parent Group shall accept from SpinCo or such Transferred Entities, all of SpinCo’s or such Transferred Entities’ respective direct or indirect right, title and interest in and to such Retained Assets; and

(iv) Acceptance and Assumption of Retained Liabilities. Parent and certain Persons that will be members of the Parent Group after the Effective Time and designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Retained Liabilities, if any, held by SpinCo or any of the Transferred Entities, and Parent and such members of the Parent Group shall be responsible for all Retained Liabilities in accordance with their respective terms, regardless of when or where such Retained Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Retained Liabilities are asserted or determined (including any such Retained Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective

Group) shall receive or otherwise assume any Liability that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or any member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any member of the SpinCo Group. Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Retained Assets to any member of the Parent Group.

2.2 Transferred Assets; Retained Assets.

(a) Transferred Assets. For the purposes of this Agreement, “Transferred Assets” shall mean all Assets of Parent and any other member of the Parent Group as of the Effective Time, other than the Retained Assets. The Parties agree that the Transferred Assets shall include all issued and outstanding units or equity interests of the Transferred Entities that are owned by Parent or any other member of the Parent Group as of the Effective Time and all Assets that are owned by SpinCo and the Transferred Entities as of the Effective Time. In addition, the Parties agree that the Transferred Assets shall include the following Assets of Parent or any other member of the Parent Group as of the Effective Time:

(i) all Contracts of Parent or any other member of the Parent Group (other than the Retained Contracts) (the “Transferred Contracts”), and all rights, interests or claims of Parent or any other members of the Parent Group thereunder (including rights under or pursuant to all warranties, representations and guarantees, whether express or implied, thereunder);

(ii) all Oil and Gas Interests, Oil and Gas Contracts and Oil and Gas Leases of Parent or any other member of the Parent Group (other than contracts which are Retained Contracts) (together, the “Transferred Oil and Gas Interests”), including the Oil and Gas Interests, Oil and Gas Contracts and Oil and Gas Leases listed or described on Schedule 2.2(a)(ii), and all rights, interests or claims of Parent or any other members of the Parent Group thereunder;

(iii) all rights of Parent or any other member of the Parent Group to indemnities and releases from Third Parties in favor of Parent or any other member of Parent Group (other than the Retained Indemnification Rights as of the Effective Time);

(iv) all claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of Parent or any member of the Parent Group (other than the Retained Claims as of the Effective Time);

(v) all Intellectual Property, Software and Technology of Parent or any other member of the Parent Group (other than the Retained Software and Retained Technology) (the “Transferred IT and IP”), including the ATLAS Name and ATLAS Marks, and all rights, interests or claims of Parent or any other member of the Parent Group thereunder;

(vi) all Permits of Parent or any other member of the Parent Group (other than the Retained Permits as of the Effective Time) (the “Transferred Permits”), and all rights, interests or claims of Parent or any other member of the Parent Group thereunder;

(vii) all Equipment of Parent or any other member of the Parent Group (other than Retained Equipment) (the “Transferred Equipment”);

(viii) all rights, interests and claims of Parent or any other member of the Parent Group with respect to Information (other than the Retained Information) (the “Transferred Information”) and subject to the non-exclusive right to Information described in Section 2.2(b)(viii);

(ix) all Tax refunds or credits to Parent or any other member of the Parent Group attributable to the Transferred Business, the Transferred Assets or the Assumed Liabilities;

(x) all insurance proceeds received or receivable by Parent or any member of the Parent Group under any insurance policy written prior to the Effective Time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Effective Time that would have been included in the Transferred Assets but for such damage or complete destruction, or (ii) any Assumed Liability;

(xi) other than any Oil and Gas Interests, (A) all of the Real Property that is owned by Parent or any other member of the Parent Group and used primarily in the Transferred Business as of the Effective Time, including the Real Property listed or described on Schedule 2.2(a)(xi)(A), and (B) all the Real Property Leases to which Parent or any other member of the Parent Group is party (other than the Retained Real Property Leases), including the Real Property Leases set forth on Schedule 2.2(a)(xi)(B) and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon (together with any of the foregoing leased by the Transferred Entities);

(xii) (A) all cash held by Parent or any other member of Parent Group, other than the Retained Cash (such cash, the “Remaining Cash”), and (B) an amount of cash equal to the Specified Payment received by Parent ((A) and (B), together, the “Transferred Cash”);

(xiii) all casualty, fire, liability and any other insurance policies held in the name of Parent or any other member of Parent Group and any agreements related to or in connection with such policies (other than the Retained Insurance Policies);

(xiv) all Assets of Parent or any other member of the Parent Group that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group; and

(xv) all Assets set forth on Schedule 2.2(a)(xv).

(b) Retained Assets. For purposes of this Agreement, “Retained Assets” shall mean all of the following Assets of Parent or any other member of the Parent Group as of the Effective Time:

(i) all issued and outstanding units or other equity interests of the Retained Entities that are owned by Parent or any other member of the Parent Group and all Assets that are owned by the Retained Entities;

(ii) all Retained Contracts (including Oil & Gas Contracts) and all rights, interests or claims of Parent or any other members of the Parent Group thereunder (including rights under or pursuant to all warranties, representations and guarantees, whether express or implied, thereunder);

(iii) an amount of cash held by Parent which as of the Effective Time will be equal to five million dollars ($5,000,000) (the “Retained Cash”);

(iv) all Retained Indemnification Rights;

(v) all Retained Claims;

(vi) all Retained Permits and all rights, interests or claims of Parent or any other member of the Parent Group thereunder;

(vii) all Retained Equipment;

(viii) all rights, interests and claims of Parent or any other member of the Parent Group with respect to Retained Information and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the Retained Business;

(ix) all Tax refunds or credits to Parent or any other member of the Parent Group attributable to the Retained Business, the Retained Assets or the Retained Liabilities;

(x) all insurance proceeds received or receivable by Parent or any other member of the Parent Group under any insurance policy written prior to the Effective Time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Effective Time that would have been included in the Retained Assets but for such damage or complete destruction, or (ii) any Retained Liability;

(xi) all Assets of Parent or any other member of the Parent Group that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group after the Effective Time;

(xii) all Retained Insurance Policies;

(xiii) all Retained Software and Technology;

(xiv) any and all Assets set forth on Schedule 2.2(b)(xiv); and

(xv) all other Assets of Parent or any other member of the Parent Group that are primarily related to the Retained Business.

2.3 Assumed Liabilities; Retained Liabilities.

(a) Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” shall mean all of the Liabilities of Parent and any other member of the Parent Group, other than the Retained Liabilities. In addition, the Parties agree that the Assumed Liabilities shall include the following Liabilities of Parent or any other member of the Parent Group:

(i) all Liabilities (including any Environmental Liabilities) to the extent arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities arise out of or result from the Transferred Business, a Transferred Asset or a SpinCo Group Employee;

(ii) any and all Liabilities that are expressly provided by this Agreement, the Merger Agreement or any Ancillary Agreement as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all Contracts, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements, in each case that are not Retained Liabilities;

(iii) any and all Liabilities set forth on Schedule 2.3(a)(iii);

(iv) subject to TRGP’s compliance with the terms of the Merger Agreement and subject to Parent’s compliance after the Merger Effective Time with the terms of the Merger Agreement, any and all Liabilities in respect of severance, change in control, termination, retention, incentive or similar amounts or benefits payable by Parent or any member of the Parent Group to any SpinCo Employee or director or officer of Parent or Parent GP as a result of the Merger Agreement and the transactions contemplated thereby, including (A) any and all severance costs or expenses incurred or that may be incurred in connection with the termination of service of any such SpinCo Employee or such director or officer, (B) the satisfaction and extinguishment of any equity awards of Parent or SpinCo held by such SpinCo Employee;

(v) all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, unitholders, employees, and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Transferred Business or the Transferred Assets or the other business, operations, activities or Liabilities referred to in subclauses (i) through (iv) above;

(vi) all claims or actions by past or present directors and officers (other than any Retained Employee) of the Parent or Parent GP against the Parent or GP, other than for claims or actions arising under director and officer indemnification obligations with Parent under Section 7.11 of the Merger Agreement;

(vii) subject to TRGP’s compliance with the terms of the Merger Agreement and subject to Parent’s compliance after the Merger Effective Time with the terms of the Merger Agreement, all Liabilities, if any, arising under or in connection with the Equity Award Plans from and after the Effective Time;

(viii) all Liabilities of the Parent Group in respect of stockholder litigation to the extent solely arising from the Separation and the Distribution;

(ix) all Liabilities of the Parent Group in respect of the administration of stockholder litigation or other Third Party litigation relating to the Merger Agreement or the transactions contemplated thereby between the execution of the Merger Agreement and the Merger Effective Time; and

(x) any and all fees and expenses payable to third-party advisors that are incurred by Parent, Parent GP or the SpinCo Group as a result of the Merger Agreement or the consummation of the Merger or the Distribution.

(b) Retained Liabilities. For the purposes of this Agreement, “Retained Liabilities” shall mean the following Liabilities of Parent and the other members of the Parent Group:

(i) all Liabilities (including Environmental Liabilities) to the extent arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities arise out of or result from the Retained Business, a Retained Asset or a Retained Employee;

(ii) any and all Liabilities that are expressly provided by this Agreement, the Merger Agreement or any Ancillary Agreement as Liabilities to be retained by Parent or any other member of the Parent Group after the Effective Time, and all agreements, obligations and Liabilities of Parent or any other member of the Parent Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements;

(iii) all Liabilities arising out of or resulting from the APL Credit Agreement and the APL Notes;

(iv) all Liabilities and obligation of Parent to comply with the terms of the Merger Agreement after the Effective Time;

(v) other than the Liabilities described in clause (ix) of Section 2.3(a), all Liabilities of the Parent Group in respect of stockholder litigation or other Third Party litigation relating to the Merger Agreement or the transactions contemplated thereby after the Effective Time, including any Liability in connection with any settlement of such litigation;

(vi) any and all Liabilities set forth on Schedule 2.3(b)(vi); and

(vii) all Liabilities arising out of claims made by any Third Party against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Retained Business or the Retained Assets or the other business, operations, activities or Liabilities referred to in subclauses (i) through (vi) above.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for Transferred Assets. To the extent that the transfer or assignment to the SpinCo Group of any Transferred Asset, the assumption of any Assumed Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees.

(b) Delayed SpinCo Transfers. If and to the extent that the valid and complete transfer or assignment to the SpinCo Group of any Transferred Asset or assumption by the SpinCo Group of any Assumed Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such Transferred Assets or the assumption by the SpinCo Group of such Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Transferred Assets or Assumed Liabilities shall continue to constitute Transferred Assets and Assumed Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Transferred Assets and Assumed Liabilities under the indemnification obligations set forth in Article IV.

(c) Treatment of Delayed Transferred Assets and Delayed Assumed Liabilities. If any transfer or assignment of any Transferred Asset or any assumption of any Assumed Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Transferred Asset, a “Delayed Transferred Asset” and any such Assumed Liability, a “Delayed Assumed Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability, as the case may be, shall thereafter hold such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Transferred Asset or Delayed Assumed Liability in the ordinary course of business in accordance with past practice. Such member of the Parent Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to whom such Delayed Transferred Asset is to be transferred or assigned, or which will assume such Delayed Assumed Liability, as the case may be, in order to place such member of the SpinCo in a substantially similar position as if such Delayed Transferred Asset or Delayed Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. SpinCo and the SpinCo Group will indemnify and hold harmless the Parent and Parent Group from and against any Liabilities arising out of or relating to Parent or the Parent Group retaining and holding such Delayed Transferred Asset.

(d) Transfer of Delayed Transferred Assets and Delayed Assumed Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Transferred Asset or the deferral of assumption of any Delayed Assumed Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Transferred Asset or the assumption of any Delayed Assumed Liability have been removed, the transfer or assignment of the applicable Delayed Transferred Asset or the assumption of the applicable Delayed Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Approvals and Notifications for Retained Assets. To the extent that the transfer or assignment of any Retained Asset or the assumption of any Retained Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees.

(f) Delayed Retained Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Retained Asset or assumption by the Parent Group of any Retained Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Retained Assets or the assumption by the Parent Group of such Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Retained Assets or Retained Liabilities shall continue to constitute Retained Assets and Retained Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Transferred Assets and Assumed Liabilities under the indemnification obligations set forth in Article IV.

(g) Treatment of Delayed Retained Assets and Delayed Retained Liabilities. If any transfer or assignment of any Retained Asset or any assumption of any Retained Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of this Section 2.4(g) or for any other reason (any such Retained Asset, a “Delayed Retained Asset” and any such Retained Liability, a “Delayed Retained Liability”), then, insofar as reasonably possible, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability, as the case may be, shall thereafter hold such Delayed Retained Asset or Delayed Retained Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Retained Asset or Delayed Retained Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to whom such Delayed Retained Asset is to be transferred or assigned, or which will assume such Delayed Retained Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Retained Asset or Delayed Retained Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Retained Asset or Delayed Retained Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Retained Asset or Delayed Retained Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group. Parent and Parent Group will indemnify and hold harmless SpinCo and SpinCo Group from and against any Liabilities arising out of or relating to SpinCo or the Parent Group retaining and holding such Delayed Retained Assets.

(h) Transfer of Delayed Retained Assets and Delayed Retained Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Retained Asset or the deferral of assumption of any Delayed Retained Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Retained Asset or the assumption of any Delayed Retained Liability have been removed, the transfer or assignment of the applicable Delayed Retained Asset or the assumption of the applicable Delayed Retained Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

2.5 Release of Guarantees; Financing Matters.

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any Assumed Liability to the extent that they relate to Transferred Assets, including the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group (including any Transferred Entity) removed as guarantor of or obligor for any Retained Liability to the extent that they relate to Retained Assets, including the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group (other than a Transferred Entity), SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii) any member of the SpinCo Group (including any Transferred Entity), Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c) If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

(d) At or prior to or at the Effective Time:

(i) SpinCo will (or will cause a member of the SpinCo Group to) enter into one or more financing arrangements and agreements pursuant to which (i) SpinCo or such member of the SpinCo Group shall receive a principal amount of at least one hundred and fifty million dollars ($150,000,000) (the “SpinCo Financing Arrangements”) and (ii) SpinCo shall (or shall cause such member of the Spinco Group to) transfer one hundred and fifty million dollars ($150,000,000) from the SpinCo Financing Arrangements to Parent as a cash distribution (together, the “SpinCo Cash Transfer”).

(ii) Parent shall use the amount of cash that it receives from the SpinCo Group pursuant to the SpinCo Cash Transfer and the Indebtedness Payment to repay in full Parent’s outstanding indebtedness under the Parent Credit Agreements immediately prior to the Merger Effective Time. If the sum of such amounts is less than the amount required to satisfy and pay in full the outstanding amounts payable under the Parent Credit Agreements, then any shortfall shall be the responsibility of SpinCo.

2.6 Termination of Agreements.

(a) In furtherance of the releases and other provisions of Section 4.1, Parent and each member of the Parent Group, on the one hand, and SpinCo and each member of the SpinCo Group, on the other hand, hereby terminate any and all Contracts between or among Parent and/or any member of the Parent Group, on the one hand, and

SpinCo and/or any member of the SpinCo Group, on the other hand, which Agreements are set forth on Schedule 2.6, with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group (other than any Transferred Entity), on the one hand, and any member of the SpinCo Group (including any Transferred Entity), on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend or distribution, capital contribution, a combination of the foregoing, or otherwise as determined by Parent and SpinCo.

2.7 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.7 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract, a portion of which is a Retained Contract, but the remainder of which is a Transferred Contract (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Transferred Business or the Retained Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.7, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.7.

(b) Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.7 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.7. For purposes of this Section 2.7, “de minimis” shall be determined in reference to customary contracts of similar nature, character and size to the Shared Contracts and not in reference to the value of the transactions contemplated by the Merger Agreement or the Distribution.

2.8 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively; provided, that to the extent any such amounts are honored after the Effective Time by a Person or Group for the benefit of the other Group, such amount shall be reimbursed promptly (but in any event within five (5) Business Days) following the Effective Time.

(c) As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9 Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their respective Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.10 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.11 Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Parent, within thirty-five (35) days of the end of any fiscal quarter during which SpinCo remains Parent’s Subsidiary, shall provide SpinCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by SpinCo (and not by any officer or employee in their individual capacity).

2.12 ATLAS Name and ATLAS Marks.

(a) Effective as of the Distribution Date, SpinCo hereby grants to Parent and each member of Parent Group a worldwide, royalty-free, non-exclusive license to use the ATLAS Name and ATLAS Marks in connection with the Retained Business solely to the extent and in the same manner that the Retained Business currently uses the ATLAS Name and ATLAS Marks. The license granted under this Section 2.12 shall expire (i) 12 months after the Distribution Date for any pipeline markers and other equipment held by Parent or any member of the Parent Group as of the Distribution Date and (ii) one hundred and eighty (180) days after the Distribution Date for all other uses. These rights are not transferable, in whole or in part, except to an acquirer of substantially all of the interests in Parent. Promptly following the Effective Time, Parent shall, and shall cause the other members of the Parent Group to, amend their organization documents to remove the ATLAS Name and ATLAS Marks.

(b) Notwithstanding anything to the contrary provided in this Section 2.12, each member of Parent Group may use the ATLAS Name and ATLAS Marks (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of Parent Group and SpinCo Group, or (iii) to the extent required by Law in legal or business documents already in existence on the Distribution Date.

ARTICLE III

THE DISTRIBUTION

3.1 Reasonable Best Efforts; Cooperation.

(a) Subject to the terms and conditions of this Agreement, applicable Law, and the rules and regulations of the NYSE (i) Parent shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate the Distribution in accordance with the terms of this Agreement and (ii) the GP Board shall set the Record Date and the Distribution Date in accordance with the terms of this Agreement and establish any appropriate procedures in connection with the Distribution.

(b) SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Common Units on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) SpinCo Governing Documents. On or prior to the Distribution Date, Parent, Parent GP, and SpinCo shall take all necessary actions that may be required to provide for the entry of SpinCo into the SpinCo LLC Agreement. The name of SpinCo as of the Effective Time shall be changed to “Atlas Energy Group, LLC” or such other name designated by Parent.

(c) SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (iii) SpinCo shall have such other officers as SpinCo’s board of directors shall appoint.

(d) NYSE Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Common Units to be distributed in the Distribution on the NYSE, subject to official notice of distribution, with such SpinCo Common Units to trade under the ticker symbol “ATLS”.

(e) Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Information Statement. As promptly as practicable after the date of this Agreement, Parent and SpinCo shall prepare, and SpinCo shall file with the SEC, the Form 10, which includes the Information Statement. Parent shall, when it reasonably determines after the Form 10 is declared effective under the Exchange Act and the GP Board has approved the Distribution, cause the Information Statement either to be mailed to the holders of the Parent Common Units or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(g) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(h) Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by SpinCo (in respect of SpinCo Common Units) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to Parent’s unitholders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(iii) The transfer of the Transferred Assets (other than any Delayed Transferred Asset) and Assumed Liabilities (other than any Delayed Assumed Liability) contemplated to be transferred from Parent to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Retained Assets (other than any Delayed Retained Asset) and Retained Liabilities (other than any Delayed Retained Liability) contemplated to be transferred from SpinCo to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1.

(iv) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder and the NYSE rules shall have been taken or made, and, where applicable, have become effective or been accepted.

(v) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(vi) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(vii) The SpinCo Common Units to be distributed to the Parent unitholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(viii) The Retained Cash of five million dollars ($5,000,000) shall be held by Parent as of the Effective Time, and Parent’s net working capital (including the Retained Cash) as of the Effective Time shall be no less than five million dollars ($5,000,000).

(ix) Parent shall have received (or shall receive simultaneously with the Distribution) the Specified Payment, the Indebtedness Payment and the proceeds from the SpinCo Cash Transfer in accordance with the terms of this Agreement and the Merger Agreement.

(x) Each of the conditions to the party’s obligations to effect the Merger set forth in Section 8.1 (other than Section 8.1(a)(viii) and Section 8.1(a)(ix)), Section 8.2, and Section 8.3 of the Merger Agreement shall have been satisfied or waived.

(b) The foregoing conditions are for the sole benefit of Parent, Parent GP and the GP Board and shall not give rise to or create any duty on the part of Parent, Parent GP or the GP Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the GP Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, Parent will instruct a distribution agent to be appointed by Parent (the “Distribution Agent”) to deliver a true, correct and complete copies of the transfer records reflecting the holders of Parent Common Units entitled to receive SpinCo Common Units in connection with the Distribution. Parent will deliver to, or cause the delivery to, the Distribution Agent for the benefit of the Record Holders sufficient outstanding SpinCo Common Units to make the Distribution, and shall cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of SpinCo Common Units to each Record Holder or designated transferee(s) of such Record Holder by way of direct registration in book-entry form. SpinCo will not issue paper unit certificates. Parent will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo

Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with Parent and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Common Units to be distributed to the holders of Parent Common Units in connection with the Distribution.

(b) Subject to Section 3.3 and Section 3.4(c), each Record Holder (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole SpinCo Common Units equal to the number of Parent Common Units held by such holder on the Record Date, multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional units will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional unit interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a unitholder of SpinCo. In lieu of any such fractional units, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional unit interest of a SpinCo Common Unit pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Distribution Agent to determine the number of whole and fractional SpinCo Common Units allocable to each Record Holder, to aggregate all such fractional units into whole units, and to sell the whole units obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional unit interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional unit, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of the Parties or the Distribution Agent will be required to guarantee any minimum sale price for the fractional SpinCo Common Units sold in accordance with this Section 3.4(c). None of the Parties or the Distribution Agent will be required to pay any interest on the proceeds from the sale of fractional units. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional unit interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Common Units held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such units.

(d) Any SpinCo Common Units or cash in lieu of fractional units with respect to SpinCo Common Units that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Common Units or cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Common Units and cash, if any, in lieu of fractional unit interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws.

(e) Until the SpinCo Common Units are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Common Units as record holders of SpinCo Common Units in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such units, from and after the Effective Time (i) each such holder will be entitled to receive all distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Common Units then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Common Units then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been unitholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns (including TRGP and NGLS upon consummation of the Merger), and (ii) all Persons who at any time prior to the Effective Time have been unitholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been unitholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Transferred Business, the Transferred Assets or the Assumed Liabilities.

(b) Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns (including TRGP and NGLS upon consummation of the Merger), and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been unitholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (A) all Retained Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Retained Business, the Retained Assets or the Retained Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any Contracts that are specified in Section 2.6(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among any members of the Parent Group or the SpinCo Group that is specified in Section 2.6(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.6(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Merger Agreement and the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo Group who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations under the organization documents of Parent or Parent GP; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other applicable members of the SpinCo Group to, jointly and severally, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Assumed Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Retained Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 or the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto).

4.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, jointly and severally, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Retained Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Retained Liabilities in accordance with their terms after the Effective Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements after the Effective Time; and

(d) except to the extent it relates to an Assumed Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but in any event within 20 days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the no tice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. No Party may settle or compromise any Third-Party Claim for which a Party is seeking to be indemnified hereunder without the prior written consent of the other Parties, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Parties and provides for a full, unconditional and irrevocable release of the other Parties from all Liability in connection with the Third-Party Claim.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Transferred Assets or Delayed Assumed Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the Transferred Business prior to the

Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Retained Assets or Delayed Retained Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Retained Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Retained Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Parent and each member of the Parent Group, SpinCo and each member of the Spinco Group and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates to the Transferred Business, or any Transferred Asset or Assumed Liability, if SpinCo is the requesting Party, or to the Retained Business, or any Retained Asset or Retained Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could violate any Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b) Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of copying, and transporting such information.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control on the Effective Time in accordance with the policies of Parent as in effect on the Effective Time; provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any

Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Retained Business and not to the Transferred Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Retained Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Transferred Business and not to the Retained Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Retained Business, solely to the Transferred Business, or to both the Retained Business and the Transferred Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5) year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure Contracts entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are Transferred Assets, any Assets are Retained Assets, any Liabilities are Assumed Liabilities, any Liabilities are Retained Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the

Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2 Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “CPR Mediation Procedure”), except as modified herein. The mediation shall be held in Pittsburgh, Pennsylvania or such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3 Arbitration.

(a) In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then current International Institute for Conflict Prevention and Resolution Arbitration Procedure (“CPR Arbitration Procedure”). The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $2 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $2 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator(s) will not award any relief not specifically requested by the parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such Action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other party has failed, within the applicable periods set forth in Section 7.3 to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

7.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement, the Merger Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, the Merger Agreement and the Ancillary Agreements, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit or Contract (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Transferred Assets and the Retained Assets and the assignment and assumption of the Assumed Liabilities and the Retained Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect equityholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo , for themselves and for and on behalf of all members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2 Tax Matters.

(a) Tax Cooperation. The Parties shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any Tax proceeding with respect to Taxes imposed on or with respect to the operations or activities of the Parent Group and the SpinCo Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Effective Time or as a payment of an Assumed Liability or a Retained Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

8.3 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

8.4 Successors. For a period of three years following the Effective Date, if SpinCo or any of its successors or assigns (a) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of SpinCo assume the obligations set forth in Section 4.2.

8.5 Non-Solicitation by Parent. Parent agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of SpinCo or any of its Affiliates who is employed by SpinCo or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at SpinCo employees; (ii) any SpinCo employee whose employment with SpinCo or any of its Affiliates is terminated by SpinCo or any of its Affiliates; or (iii) any employee who independently contacts Parent or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by Parent.

8.6 Non-Solicitation by SpinCo. SpinCo agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of Parent or any of its Affiliates who is employed by Parent or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at Parent employees; (ii) any Parent employee whose employment with Parent or any of its Affiliates is terminated by Parent or any of its Affiliates; or (iii) any employee who independently contacts SpinCo or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by SpinCo.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. Subject to the terms and conditions set forth in the Merger Agreement, this Agreement and all Ancillary Agreements may be amended, modified or abandoned at any time prior to the Effective Time by mutual consent of Parent and TRGP, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Authorization.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite limited partnership, company or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. If any dispute arises out of or in connection with this Agreement or any Ancillary Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time)

in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party, provided that the assigning Party remains responsible in full for all of its obligations hereto unless otherwise agreed in writing by all of the parties hereto. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, prior to the Merger, to:

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Dr., 4th Floor

Pittsburgh, Pennsylvania 15275

Attn: General Counsel

Facsimile:  (215) 405-3823

Email:        lwashington@atlasenergy.com

and:

Atlas Energy, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attn: Vice President of Human Resources

Facsimile:  (215) 405-2721

Email:        rharris@atlasenergy.com

If to Parent, following to the Merger, to:

Atlas Energy, L.P.

c/o Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attn: General Counsel

Facsimile:  (713) 584-1100

Email:         PaulChung@targaresources.com

If to the SpinCo, to:

Atlas Energy Group, LLC

Park Place Corporate Center One

1000 Commerce Dr., 4th Floor

Pittsburgh, Pennsylvania 15275

Attn: General Counsel

Facsimile:  (215) 405-3823

Email:        lwashington@atlasenergy.com

and:

Atlas Energy Group, LLC

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attn: Vice President of Human Resources

Facsimile:  (215) 405-2721

Email:         rharris@atlasenergy.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed to be in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Effective Time, each of SpinCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses.

(a) Expenses Incurred on or Prior to the Effective Time. Except as otherwise expressly set forth in this Agreement, the Merger Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred or accrued on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the Merger Agreement, the Merger and the Distribution and the consummation of the transactions contemplated hereby and thereby (including any and all fees and expenses payable to third-party advisors) shall, to the extent not fully paid and discharged prior to the Effective Time, be charged to and paid by SpinCo.

(b) Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time.

10.11 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification, and, prior to the Effective Time, no Party shall, without the prior written consent of TRGP, make any amendment, waiver (including any related determination under Section 3.3(b)), supplement or modification of this Agreement in a manner that is materially adverse to Parent, Parent GP, TRGP or any of TRGP’s Affiliates or that would prevent or materially impede consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, TRGP shall be an express third party beneficiary of, and shall have the right to enforce, Section 9.1 and this Section 10.15.

10.16 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Pittsburgh, Pennsylvania; and (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified.

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any punitive, exemplary, special or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its general partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

ATLAS ENERGY GP, LLC

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

ATLAS ENERGY GROUP, LLC

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

[Signature Page to Separation and Distribution Agreement]